Exhibit 10.5
[Pfizer Letterhead]

July 29, 2019

Confidential
Michael Goettler
235 East 42nd Street
New York, NY 10017

Re: Upjohn Deal Completion Bonus

Dear Michael:

On behalf of Pfizer Inc (together with its subsidiaries and affiliates, collectively referred to herein, as “Pfizer” or the “Company”), we are pleased to inform you that the Company has determined to provide you with a special “Deal Completion Bonus” (“Bonus”). This Bonus is tied to your continued leadership of Upjohn and the successful completion of a “Qualifying Transaction”, as defined below. The Bonus shall become due and payable only if each of the terms set forth herein are met. Please note that this letter is intended to supplement the letter dated June 26, 2019 relating to Upjohn Retention and Incentive Program and all provisions of that letter remain unchanged.

For purposes of this letter and the Bonus, “Qualifying Transaction” means the entry by Pfizer, prior to December 31, 2019, into a definitive agreement with a third party that contemplates either (1) the spin-off or split-off of its Upjohn business to Pfizer shareholders and concurrent combination with such third party, or (2) the sale or other disposition of its Upjohn business to such third party.

For the avoidance of doubt, (a) an IPO, spin-off and/or split-off by Pfizer of its Upjohn business not involving concurrent combination with a third party shall not constitute a Qualifying Transaction for purposes of this agreement and (b) no Bonus shall be payable if a definitive agreement is executed for a Qualifying Transaction but such Qualifying Transaction is never consummated.

Upjohn Deal Completion Bonus
Provided that you are continuously employed by Upjohn or a successor company through the closing of a Qualifying Transaction, upon the closing of a Qualifying Transaction, you will receive the Bonus in the amount of $1,000,000, less applicable deductions and withholdings as required by law within 60 days of the closing of the Qualifying Transaction.

If you voluntarily resign from Pfizer, are terminated for Cause before the payment date or any of the terms set forth herein are not met, you will not be eligible for the Bonus.

Please note that the Bonus will not be taken into consideration for any purpose under any pay-based benefit, compensation or severance program maintained by Pfizer, Upjohn or its successor(s).

Section 409A Compliance:
This offer is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.

This letter is not intended to set forth all the terms and conditions of your employment with Pfizer, as those items will be addressed in other communications from the Company.

The terms of the Deal Completion Bonus are set forth in this letter. Please review the terms and, if you accept, please sign the letter and return a signed copy to me.

Please feel free to call me with any questions you may have.

Sincerely,

/s/ Steve Pennacchio
Steve Pennacchio
SVP – Total Rewards
Pfizer Inc.

Agreed and Accepted:

/s/ Michael Goettler                        July 29, 2019
Michael Goettler                         Date